Exhibit 2.2

AMENDMENT TO BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT TO BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is entered into as of February 28, 2022 by and among Spartan Acquisition Corp. III, a Delaware corporation (“Spartan”), Athena Pubco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“NewCo”), Athena Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Madeleine Charging B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Madeleine Charging”), Allego Holding B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (the “Company”) and, solely for the purposes of Article II, Section 7.08, Section 7.13, Section 7.17, Article VIII and Article X of the Business Combination Agreement (as defined below), E8 Partenaires, a French societe par actions simplifee (“E8 Investor”). Spartan, NewCo, Merger Sub, Madeleine Charging, the Company and E8 Investor are collectively referred to herein as the “Parties.”

WHEREAS, the Parties entered into that certain Business Combination Agreement and Plan of Reorganization, dated as of July 28, 2021 (the “Business Combination Agreement”);

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment in order to clarify the circumstances under which the Part A Redemption Threshold (as defined in the Business Combination Agreement) has been met; and

WHEREAS, Section 9.04 of the Business Combination Agreement requires any amendments to the Business Combination Agreement to be made by a written instrument executed by the Parties.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the Parties, the Parties agree as follows:

1.	Amendments.

a.	The second recital of the Business Combination Agreement shall be deleted and replaced in its entirety with the following clause:

“WHEREAS, upon the terms and subject to the conditions of this Agreement, in the event that the holders of (i) more than 15% (the “Part A First Redemption Threshold”) and not more than 72.4% of the outstanding shares of Spartan Class A Common Stock exercise Redemption Rights (as defined below) in respect of such shares, the Company shall issue to E8 Investor a number of Company Common Shares (as defined below) (valued at $10.00 per Company Common Share) equal to 50% of the amounts payable as “Part A of the Fees” as set forth in Article 2 of the E8 Agreement (as defined below), on the terms and conditions set forth in the E8 Agreement and this Agreement and (ii) more than 72.4% (the “Part A Second Redemption Threshold” and, together with the Part A First Redemption Threshold, each a “Part A Redemption Threshold”) of the outstanding shares of Spartan Class A Common Stock exercise Redemption Rights in respect of such shares the Company shall issue to E8 Investor a number of Company Common Shares (valued at $10.00 per Company Common Share) equal to 100% of the amounts payable as “Part A of the Fees” as set forth in Article 2 of the E8 Agreement, on the terms and conditions set forth in the E8 Agreement and this Agreement (the Company Common Shares issued as Part A of the Fees, if any, whether pursuant to clause (i) or clause (ii), the “E8 Part A Share Issuance”); provided that, for the purposes of determining if a Part A Redemption Threshold has been met, to the extent the net cash proceeds received by NewCo from the issuance of any NewCo Ordinary Shares issued in connection with the closing of the Transactions at a price of $10.00 per NewCo Ordinary Share, in each case other than, for the avoidance of doubt, any net cash proceeds received by Newco from the Trust Account (an “Equity Issuance”), are in excess of $150 million, then the amount of net cash proceeds received by Newco equal to (a) the net cash proceeds received from the Equity Issuance minus (b) $43.5 million (the “Reduced Value”), shall be deemed to reduce, on a dollar for dollar basis, the value of the shares of Spartan Class A Common Stock with respect to which holders thereof have exercised their Redemption Rights, with the value of one share of Spartan Class A Common Stock being deemed to be worth $10.00, for the purposes of such calculation (and, for the avoidance of doubt, with each such share of Spartan Class A Common Stock being deemed to not have been so redeemed). In the event the Reduced Value is less than $150 million, there shall be no deemed reduction to the number of shares of Spartan Class A Common Stock that have exercised their Redemption Rights.”

b.	Section 2.01 of the Business Combination Agreement shall be deleted and replaced in its entirety with the following:

“(a) Upon the terms and subject to the conditions set forth in Article VIII, immediately prior to the Share Contribution contemplated by Section 2.01(b), to the extent that either Part A Redemption Threshold is met or the E8 Part B Election is made, the E8 Share Issuance shall be consummated as follows: (i) Madeleine Charging shall pay to E8 Investor an amount in cash equal to the aggregate nominal value of, as applicable, the E8 Purchased Company Shares (the “Nominal Company Share Purchase Price”); (ii) E8 Investor shall pay to the Company the Nominal Company Share Purchase Price; and (iii) the Company shall issue to E8 Investor the E8 Purchased Company Shares.

(b) Upon the terms and subject to the conditions set forth in Article VIII, immediately following (x) the E8 Share Issuance (if necessary) and (y) immediately prior to the Effective Time (as defined below), (i) E8 Investor shall contribute to NewCo the E8 Purchased Company Shares and (ii) Madeleine Charging shall contribute to NewCo all of the issued and outstanding Company Common Shares other than the E8 Purchased Company Shares (or, in the event neither the Part A First Redemption Threshold nor the Part A Second Redemption Threshold is met and the E8 Part B Election is not made, all of the issued and outstanding Company Common Shares), in each case free and clear of all Liens and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of such shares after the Closing), in exchange for the Contribution Consideration, which shall be issued to Madeleine Charging and E8 Investor in proportion to the relative number of issued and outstanding Company Common Shares contributed to NewCo by Madeleine Charging and E8 Investor, respectively, rounded to the nearest whole NewCo Ordinary Share.”

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c.	Schedule 1.01(a) of the Company Disclosure Schedules shall be deleted and replaced in its entirety with the version of Schedule 1.01(a) attached as Annex A hereto.

2. Miscellaneous. It is the express intent of the Parties that this Amendment shall not, and shall not be interpreted to, expand or reduce the rights of any party to the Business Combination Agreement except as and solely to the extent expressly provided herein. Other than as expressly set forth herein, the terms, conditions and provisions of the Business Combination Agreement remain in full force and effect. All references to the Business Combination Agreement shall hereafter mean the Business Combination Agreement as amended by this Amendment. This Amendment shall be construed in accordance with the terms of the Business Combination Agreement, as though the other provisions of this Amendment were set forth in the Business Combination Agreement. Sections 10.01, 10.03, 10.06, 10.07, 10.08 and 10.09 of the Business Combination Agreement shall apply to this Amendment mutatis mutandis.

[signature pages follow]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date set forth above.

SPARTAN ACQUISITION CORP. III

By	/s/ Geoffrey Strong
Name: Geoffrey Strong
Title: Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement]

ATHENA PUBCO B.V.

By	/s/ Julien Touati
Name:	Julien Touati
Title:	Director

ATHENA MERGER SUB, INC.

By	/s/ Julien Touati
Name:	Julien Touati
Title:	Director

MADELEINE CHARGING B.V.

By	/s/ Julien Touati
Name:	Julien Touati
Title:	Authorized Signatory

ALLEGO HOLDING B.V.

By	/s/ Julien Touati
Name:	Julien Touati
Title:	Management Board Member

[Signature Page to Amendment to Business Combination Agreement]

E8 PARTENAIRES

By	/s/ Bruno Heintz
Name:	Bruno Heintz
Title:	Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement]